Exhibit 10.1

Form of Amendment to Employment Agreement

This Amendment to Employment Agreement (this "Amendment") dated as of July 31, 2013 ("Effective Date"), by and between PharmAthene, Inc., a Delaware corporation ("Company") and Eric Richman ("Executive"). Executive and Company are sometimes each referred to in this Amendment as a "Party" and collectively as the "Parties."

Background

WHEREAS, the Parties are parties to that certain Employment Agreement dated as of December 23, 2010 (the "Employment Agreement");

WHEREAS, on May 9, 2012 the Board of Directors of the Company ("Board") adopted a severance plan to provide certain benefits to our Chief Executive Officer and certain other executive officers of the Company that applies in the event of a change of control of the Company (the "Severance Plan");

WHEREAS, the Company has entered into an Agreement and Plan of Merger (as such agreement may be amended from time to time, the "Merger Agreement") among the Company and Theraclone Sciences, Inc. as of the date hereof pursuant to which Theraclone Sciences, Inc. will become a wholly-owned subsidiary of the Company (the "Merger");

WHEREAS, the Board, pursuant to the authority reserved in the Severance Plan, is terminating the Severance Plan effective upon the consummation of the Merger; and

WHEREAS, the Parties desire to clarify and memorialize the severance benefits, if any, to which the Executive would be entitled upon termination of his employment following the consummation of the Merger or another transaction that constitutes a change of control hereunder.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

1.             The Parties agree that Section 9b of the Employment Agreement is hereby amended effective upon consummation of the Merger substantially in accordance with the terms of the Merger Agreement to add the following paragraph to the end thereof:

If the Company terminates the Executive's Employment without Cause, Executive timely executes and does not revoke the General Release described in this Section 9b and the Merger is consummated substantially in accordance with the terms of the Merger Agreement after the Executive's termination of employment, Executive shall be entitled to the following additional severance benefits: (v) a lump sum payment equal to the amount of the Executive’s base salary as in effect immediately prior to such termination (but without giving effect to any reduction in base salary that triggered a Good Reason termination) for a period of 12 months, payable on the later of 60 days after his termination of employment or 5 days of the date the Merger is consummated; (w) a lump sum payment equal to the excess of (I) two times the Executive’s Target Bonus Amount as in effect immediately prior to such termination, over (II) any amount already paid pursuant to clause (iii) above, payable on the later of 60 days after his termination of employment or 5 days of the date the Merger is consummated; (x) each stock option that remains outstanding as of the date on which the Merger is consummated shall remain exercisable for three years following the date of Executive ceases to perform services for the Company in any capacity (i.e., as an employee, a non-employee director or consultant), but not later than the earlier of ten years after such option was granted or its original expiration date; and (y) reimbursement of the portion of the Executive’s health insurance premiums as described in clause (v) above for an additional 12 months beyond the initial 12-month period described in clause (v).

2.            The Parties agree that Section 9c of the Employment Agreement is hereby amended effective upon consummation of the Merger substantially in accordance with the terms of the Merger Agreement to read as follows:

c.            Termination Without Cause or Termination for Good Reason Following a Change in Control. Following a Change in Control (as defined below), if requested by the Company’s successor or acquirer, as applicable, the Executive shall negotiate a new employment agreement in form and substance acceptable to the Executive in all respects in his sole discretion. In the event the Company and the Executive fail to enter into such new employment agreement within ninety (90) days of the Change in Control and during the Employment Period a Termination Without Cause or a termination of the Executive’s employment for Good Reason occurs on or within twelve months of the consummation of the Change in Control, the Executive shall not have any further rights or claims against the Company under this Agreement except the right to receive (i) the payments and other rights provided for in Section 9a hereof and a lump sum cash payment for Executive’s unused vacation at the rate of his base salary in effect immediately prior to such termination (but without giving effect to any reduction in base salary that triggered a Good Reason termination), (ii) a lump sum payment equal to the amount of the Executive’s base salary as in effect immediately prior to such termination (but without giving effect to any reduction in base salary that triggered a Good Reason termination) for a period of 24 (twenty-four) months, payable within 60 days of the date of termination (subject to Section 24), (iii) a lump sum payment equal to two times the Executive’s Target Bonus Amount as in effect immediately prior to such termination and a payment for the prior fiscal year to the extent that bonuses have not previously been paid on or before the date of termination (and in the case of the bonus in respect of the prior fiscal year to the extent such bonus has been earned), payable within 60 days of the date of termination (subject to Section 24), (iv) all equity-based awards held by Executive will be deemed fully vested as of the date of termination and each outstanding stock option shall remain exercisable for three years following the date of Executive ceases to perform services for the Company in any capacity (i.e., as an employee, a non-employee director or consultant), but not later than the earlier of ten years after such option was granted or its original expiration date, (v) reimbursement of the portion of the Executive's health insurance premiums (whether such premiums are paid for COBRA continuation coverage under the Company’s group health plan in accordance with Section 4980B of the Code or for any comparable replacement group or individual health insurance coverage obtained by the Executive) that exceeds the amount that the Company charges its active employees for the same level of group health coverage during the twenty-four (24) month period following the Executive's termination, and (vi) the Excise Tax Gross-Up described in Section 9g below. Notwithstanding the foregoing, the severance benefits described in clause (ii), (iii), (iv) and (vi) above and the health care premium reimbursement described in clause (v) above shall be provided in consideration for, and expressly conditioned upon, the Executive’s execution of a binding General Release (which shall be provided on or about the date of termination) containing terms reasonably satisfactory to the Company within 45 days of the Executive’s termination of employment. Subject to Section 24, if the Executive timely executes such General Release and the applicable revocation period with respect to such General Release lapses, the Executive will receive the severance benefits described in clauses (ii) and (iii) above and the reimbursement for health insurance premiums paid by the Executive during the first 60 days after his termination of employment 60 days after the Executive's termination of employment. The Excise Tax Gross-Up described in Section 9g below will be paid in accordance with Section 9g. If the Executive does not timely execute the General Release or if the Executive revokes the General Release within the applicable revocation period prescribed by law, the Executive shall not be entitled to receive any severance payments.

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For purposes of this Section 9c, Change of Control shall have the same meaning as that term is defined in Section 3g, except that any such transaction will not constitute a Change of Control for this Section 9c unless it also constitutes a change in ownership of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v), a change in effective control of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vi)(A)(1), or a change in ownership of a substantial portion of the Company's assets within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii).

3.             The Parties agree that Section 9f of the Employment Agreement is hereby amended effective upon consummation of the Merger substantially in accordance with the terms of the Merger Agreement to read as follows:

f.              Rabbi Trust. If the Executive's employment is terminated prior to a Change of Control (as defined in Section 9c above) and the Executive becomes entitled to receive severance payments under clause (b) above, and the Executive’s General Release described in clause (b) above becomes binding and enforceable, the Company shall establish an irrevocable grantor trust (a "rabbi trust"), appoint a federally or state chartered bank or trust company as the trustee for such rabbi trust and shall contribute 12 (twelve) months of salary continuation payments to such rabbi trust. Immediately upon consummation of a Change of Control (as defined in Section 9c above) during the Employment Period, the Company shall establish a rabbi trust, appoint a federally or state chartered bank or trust company as the trustee for such rabbi trust and shall contribute the sum of (i) 24 (twenty-four) months of base salary as in effect immediately prior to such Change of Control, and (ii) two times the Executive's Target Bonus Amount as in effect immediately prior to such Change of Control.

The assets of such rabbi trust shall be used solely to make the severance payments to the Executive as required under this Agreement (or to reimburse the Company for severance payments it makes to the Executive); or to satisfy the claims of the Company’s unsecured general creditors in the event of the Company’s insolvency or bankruptcy. The rabbi trust may be terminated and any remaining assets therein shall revert to the Company after the Executive has received all of the severance payments to which he is entitled hereunder. Notwithstanding the foregoing, the provisions of this Section 9f shall not apply if the funding of the rabbi trust would subject the Executive to acceleration of taxation and tax penalties under Section 409A(b) of the Code.

4.             The Parties agree that Section 9g of the Employment Agreement (Directorship) is hereby removed and replaced with a new Section 9g effective upon consummation of the Merger substantially in accordance with the terms of the Merger Agreement to read as follows:

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g.             Excise Tax Gross-Up. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (including any acceleration) by the Company or any entity which effectuates a transaction described in Section 280G(b)(2)(A)(i) of the Code to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9g) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred with respect to such excise tax by the Executive (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes, including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Taxes imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For purposes of this Section 9g, the Executive shall be deemed to pay federal, state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, taking into account the maximum reduction in federal income taxes which could be obtained from the deduction of state and local income taxes.

All determinations required to be made under this Section 9g, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm of national standing reasonably acceptable to the Executive as may be designated by the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9g, shall be paid by the Company to the Executive within five business days prior to the later of (i) the due date for the payment of any Excise Tax, and (ii) the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

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As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") or Gross-up Payments are made by the Company which should not have been made ("Overpayments"), consistent with the calculations required to be made hereunder. In the event the Executive is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the event the amount of Gross-up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment shall be promptly paid by the Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. The Executive shall cooperate with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax; provided that the Company reimburse any reasonable expenses incurred by the Executive in connection with such cooperation.

5.                  The Parties agree that the heading of Section 24 of the Employment Agreement is hereby amended to read "409A Compliance" and Section 24(b) is hereby deleted effective upon consummation of the Merger substantially in accordance with the terms of the Merger Agreement.

6.                  The Parties agree that the grant agreement or other instruments evidencing each of Executive’s outstanding equity awards shall be deemed amended by this Amendment effective upon consummation of the Merger substantially in accordance with the terms of the Merger Agreement to the extent necessary to reflect the terms hereof.

[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the date first written above; provided, however, that this Amendment shall become effective only if the Merger described in the Background above is consummated subtantially in accordance with the terms of the Merger Agreement either while the Executive is employed by the Company or after the Executive's employment has been terminated by the Company without Cause.

PHARMATHENE, INC.

Name:	Brian Markison
Title:	Chairman, Compensation Committee

EXECUTIVE

Name:	Eric Richman

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